Exhibit 107
Calculation of Filing Fee Tables
Form
S-1
Ambiq Micro, Inc.
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.000001 per share	457(c)	2,530,000 (1)	$33.79	$85,488,700	0.0001381	$11,806

	Total Offering Amounts					$85,488,700	—	$11,806

	Total Fees Previously Paid					—	—	—

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$11,806

(1)	Includes 330,000 additional shares that the underwriters have the option to purchase from the registrant.
(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of Ambiq Micro, Inc.’s common stock as reported on The New York Stock Exchange on January 13, 2026, which date is within five business days prior to the date of the filing of this registration statement.